EXHIBIT 99.1

                              LEVITZ AND SEAMAN
             ANNOUNCE MANAGEMENT AND SHARED SERVICES AGREEMENTS


 HIGH POINT, NC--APRIL 7--Levitz Furniture Incorporated and Seaman Furniture Company, Inc. announced today that they are entering into a management agreement and a shared services agreement that are expected to create efficiencies in advertising, merchandising, warehousing, distribution and administration. The announcement was made jointly by Ed Grund and Alan Rosenberg, the Chief Executive Officers of Levitz and Seaman, respectively, at a presentation to vendors during the furniture industry's market week here at America's furniture capital.

 These agreements are being entered into in contemplation of a plan of reorganization to be filed by Levitz in its bankruptcy proceedings. The agreements are subject to bankruptcy court approval, which Levitz anticipates receiving by late summer, and other conditions. As part of the plan of reorganization, it is anticipated that a new holding company will be formed, Levitz Home Furnishing, Inc., which would own all of Levitz an a majority of Seaman. Except as provided in these agreements, Levitz an Seaman would continue to be operated separately.

 Under the management agreement, upon approval of the plan of reorganization, Seaman's management will add to their responsibilities the management of the Levitz stores on the east coast. Marketing, merchandise selection and replenishment for Seaman's 51 stores and for 20 of Levitz' stores will be integrated in an effort to enhance synergies and increase cash flow for both companies. Seaman will also provide certain administrative services for the combined companies' 115 stores, including MIS, accounting and human resources.

 Levitz will continue to direct all aspects of operations for its 44 stores on the west coast and Minneapolis/St. Paul from a new regional headquarters to be located in Pleasanton, CA. Levitz's administrative offices in Boca Raton, FL and Pottstown, PA will be phased out over an 18-month period after approval of the Levitz' plan of reorganization, with some personnel from those offices transferring to Seaman's headquarters in Woodbury, NY or to the new California office. Rosenberg and Grund emphasized that there are no planned reductions in store or field personnel. If the plan reorganization is approved, Resurgence Asset Management, L.L.C. and it affiliated entities are expected to become the largest shareholder of new company by contributing their claims in the Levitz bankruptcy to the new company and exchanging their majority ownership of Seaman for equity in the new company. James B. Rubin, Co-Chairman and Chief Investment Office of Resurgence said, "We are extremely excited about the opportunities in the U.S. furniture retailing industry. Through its ownership interests in Levitz and Seaman, the new company hopes to benefit from the increased store density in existing regions, reductions in fixed expenses and strengthened vendor relationships. Importantly, we hope that the customers of both Levitz and Seaman will be better served." Mr. Rubin is expected to become the Chairman of the new holding company, while Messrs. Grund and Rosenberg will each remain Chairman and Chief Executive Officer of Levitz and Seaman, respectively.

 Levitz and Seaman will continue to operate as separate and distinct companies with separate and distinct brands.